Exhibit 4.1
Specimen Stock Certificate
See Reverse for Important Notice on Transfer Restrictions and Other Information

NUMBER XXX	SHARES XXX
SUMMIT HOTEL PROPERTIES, INC.
(a corporation formed under the laws of the State of Maryland)
Total Authorized Issue:
1,000 Shares, Par Value $0.01 Per Share
of Common Stock
This is to certify that XXXXXXX is the owner of XXX fully paid and non-assessable shares of the above-named Corporation transferable only on the books of the above-named Corporation by the holder thereof in person or by a duly authorized attorney upon surrender of this certificate properly endorsed.
This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Charter and Bylaws of the above-named Corporation and any amendments thereto.
Witness, the seal of the above-named Corporation and the signatures of its duly authorized officers.
Dated:                     , 2010

(SEAL)
Secretary		President